FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-256-8851 ext. 62391

HARLEYSVILLE NATIONAL CORPORATION DECLARES CASH DIVIDEND

HARLEYSVILLE, PA (February 9, 2006) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend for the first quarter of 2006 of $.19 per share on 27,482,402 shares of outstanding common stock. The dividend, which represents an 11.1% increase over the regular dividend paid in the same period last year, is payable March 15, 2006, to shareholders of record February 28, 2006. “HNC is proud to deliver an increased cash dividend to our valued shareholders. We are also pleased to have recently completed our acquisition of the Cornerstone Companies. We look forward to introducing their full suite of products and services to our customers,” said Gregg J. Wagner, President and CEO.

The Cornerstone Companies are registered investment advisors for high net worth, privately held business owners, wealthy families and institutional clients. The firm specializes in providing sophisticated open architecture asset management platforms, business succession and estate planning services, life insurance sales and compensation and benefits consulting services.

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management of $2.35 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

# # #

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.